FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-193376-17
March 17, 2015

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (File No. 333-193376) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor, Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing prospectus.cpdg@db.com.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.
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SUPPLEMENT NO. 1 TO FREE WRITING PROSPECTUS

$1,121,463,000 (Approximate)
COMM 2015-CCRE22 Mortgage Trust
as Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation
as Depositor

German American Capital Corporation
Cantor Commercial Real Estate Lending, L.P.
Natixis Real Estate Capital LLC
The Bank of New York Mellon
as Sponsors and Mortgage Loan Sellers

COMM 2015-CCRE22 MORTGAGE TRUST
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

This Supplement No. 1 to Free Writing Prospectus, dated March 17, 2015, relates to the offering of COMM 2015-CCRE22 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class A-M, Class B, Class PEZ and Class C (collectively, the “Offered Certificates”) and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated March 12, 2015 and filed with the Securities and Exchange Commission under accession number 0001539497-15-000340 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus designated as the “Structural and Collateral Term Sheet”, dated March 11, 2015 and filed with the Securities and Exchange Commission under accession number 0001539497-15-000326 (the “Term Sheet”):

1.           All references to the “Closing Date” or “settlement date” is changed from “on or about March 26, 2015” to “on or about March 25, 2015”.

2.           All references to “Weighted Average Life (Yrs.)” for each of the Class A-2, Class A-SB, Class A-4 and Class A-M Certificates is changed from “4.70”, “7.35”, “9.68” and “9.89”, respectively, to “4.71”, “7.36”, “9.69” and “9.90”, respectively.

3           In Annex D to the Free Writing Prospectus, the Decrement Tables for each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-M and Class B Certificates is deleted in its entirety and replaced with the following:

“Percentages of the Initial Certificate Balance
of the Class A-1 Certificates at the Specified CPRs
0% CPR During Lock-Out, Defeasance, Yield Maintenance
and Prepayment Premium—Otherwise at Indicated CPR

Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
March 2016	85%	85%	85%	85%	85%
March 2017	69%	69%	69%	69%	69%
March 2018	47%	47%	47%	47%	47%
March 2019	18%	18%	18%	18%	18%
March 2020 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.66	2.66	2.66	2.65	2.65

Percentages of the Initial Certificate Balance
of the Class A-2 Certificates at the Specified CPRs
0% CPR During Lock-Out, Defeasance, Yield Maintenance
and Prepayment Premium—Otherwise at Indicated CPR

Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
March 2016	100%	100%	100%	100%	100%
March 2017	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.71	4.70	4.69	4.67	4.51

Percentages of the Initial Certificate Balance
of the Class A-3 Certificates at the Specified CPRs
0% CPR During Lock-Out, Defeasance, Yield Maintenance
and Prepayment Premium—Otherwise at Indicated CPR

Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
March 2016	100%	100%	100%	100%	100%
March 2017	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.80	6.79	6.77	6.75	6.56

Percentages of the Initial Certificate Balance
of the Class A-SB Certificates at the Specified CPRs
0% CPR During Lock-Out, Defeasance, Yield Maintenance
and Prepayment Premium—Otherwise at Indicated CPR

Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
March 2016	100%	100%	100%	100%	100%
March 2017	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	80%	80%	80%	80%	80%
March 2022	58%	58%	58%	58%	58%
March 2023	36%	36%	36%	36%	36%
March 2024	14%	14%	14%	14%	14%
March 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.36	7.36	7.36	7.36	7.36

Percentages of the Initial Certificate Balance
of the Class A-4 Certificates at the Specified CPRs
0% CPR During Lock-Out, Defeasance, Yield Maintenance
and Prepayment Premium—Otherwise at Indicated CPR

Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
March 2016	100%	100%	100%	100%	100%
March 2017	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.69	9.65	9.62	9.57	9.40

Percentages of the Initial Certificate Balance
of the Class A-M Certificates at the Specified CPRs
0% CPR During Lock-Out, Defeasance, Yield Maintenance
and Prepayment Premium—Otherwise at Indicated CPR

Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
March 2016	100%	100%	100%	100%	100%
March 2017	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.90	9.88	9.88	9.88	9.64

Percentages of the Initial Certificate Balance
of the Class B Certificates at the Specified CPRs
0% CPR During Lock-Out, Defeasance, Yield Maintenance
and Prepayment Premium—Otherwise at Indicated CPR

Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
March 2016	100%	100%	100%	100%	100%
March 2017	100%	100%	100%	100%	100%
March 2018	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.95	9.91	9.88	9.71”

4.           With respect to “Annex B—Description of the Top 20 Mortgage Loans—100 West 57th Street—Financial Information - Fee (collateral) and Leasehold (non-collateral)”, “Cut-off Date Balance / Sq. Ft.” and “Balloon Balance / Sq. Ft.” are changed from “$144” to “$431”.

Except as modified above, the Free Writing Prospectus remains unmodified.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates.  The information in this free writing prospectus may be amended or supplemented.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued.  Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.